Exhibit 99.2

ISSUER: CISION LTD / NYSE: CISN (THE “COMPANY”)

TARGET SECURITIES: CISION WARRANTS (NYSE: CISN/WS)

OFFER TYPE: REGISTERED EXCHANGE OFFER

OFFER TO EXCHANGE:  EACH WARRANT HOLDER WHOSE WARRANTS ARE EXCHANGED WILL RECEIVE 0.26 ORDINARY SHARES PER WARRANT

CONCURRENT CONSENT SOLICITATION: TENDERING WARRANTHOLDERS CONSENT TO AMEND THE TERMS OF REMAINING WARRANTS NOT TENDERED IN THE OFFER TO BE CONVERTED INTO ORDINARY SHARES AT A RATIO OF 0.234 ORDINARY SHARES PER WARRANT (10% DISCOUNT TO TERMS RECEIVED BY TENDERING WARRANTHOLDERS)

OFFER EXPIRATION DATE: 11:59 PM EDT ON MAY 15, 2018, UNLESS EXTENDED

DEALER MANAGER: CITIGROUP

A registration statement on Form S-4 relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective.

This notice does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors and security holders are urged to read the Prospectus/Offer to Exchange, the registration statement on Form S-4 and other related materials carefully before any decision is made with respect to the exchange offer. These materials contain important information about the exchange offer. The Prospectus/Offer to Exchange will be made available to all holders of outstanding warrants at no expense to them. The registration statement on S-4 (including the Prospectus/Offer to Exchange and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s Web site at www.sec.gov.

Copies of the prospectus and other related materials will be available from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).